As filed with the Securities and Exchange Commission on March 6, 2023

No. 333-202451

No. 333-223334

No. 333-249862

No. 333-263247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-3 REGISTRATION STATEMENT No. 333-202451

Post-Effective Amendment No. 1 to FORM S-3 REGISTRATION STATEMENT No. 333-223334

Post-Effective Amendment No. 1 to FORM S-3 REGISTRATION STATEMENT No. 333-249862

Post-Effective Amendment No. 1 to FORM S-3 REGISTRATION STATEMENT No. 333-263247

UNDER

THE SECURITIES ACT OF 1933

Concert Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

20-4839882

(I.R.S. Employer Identification Number)

65 Hayden Avenue, Suite 3000N

Lexington, MA 02421

(781) 860-0045

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Erik Zwicker

General Counsel

65 Hayden Avenue, Suite 3000N

Lexington, MA 02421

(781) 860-0045

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William H. Aaronson

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Concert Pharmaceuticals, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-202451), which was filed on March 2, 2015 and declared effective on March 12, 2015, in relation to the registration of up to $125,000,000 in aggregate principal amount of the Company’s common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $0.001 per share (“Preferred Stock”), debt securities, warrants and/or units.

•

Registration Statement on Form S-3 (No. 333-223334), which was filed on March 1, 2018 and declared effective on March 7, 2018, in relation to the registration of up to $250,000,000 in aggregate principal amount of the Company’s Common Stock, Preferred Stock, debt securities, warrants and/or units.

•

Registration Statement on Form S-3 (No. 333-249862), which was filed on November 5, 2020 and declared effective on November 16, 2020, in relation to the registration of up to $250,000,000 in aggregate principal amount of the Company’s Common Stock, Preferred Stock, debt securities, warrants and/or units.

•

Registration Statement on Form S-3 (No. 333-263247), which was filed on March 3, 2022 and declared effective on April 28, 2022, in relation to the registration of up to $250,000,000 in aggregate principal amount of the Company’s Common Stock, Preferred Stock, debt securities, warrants and/or units.

On January 19, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India (“Sun Pharma”), and Foliage Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on March 6, 2023, Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect subsidiary of Sun Pharma.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of each Registration Statement and removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

CONCERT PHARMACEUTICALS, INC.

By:	/s/ Erik Zwicker
Name: Erik Zwicker
Title: Secretary